EXHIBIT 10

RETENTION AGREEMENT

AGREEMENT effective as of November 19, 2003, by and between eOn Communications Corporation, a Delaware corporation (“eOn”), and Mitch Gilstrap (“Employee”).

WITNESSETH:

WHEREAS, Employee is employed by eOn as VP-Chief Operating Officer; and

WHEREAS, eOn desires to provide an incentive to encourage Employee to remain an employee of eOn, and Employee desires to agree to remain an employee of eOn in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

1.	Bonus. If Employee is still an employee of eOn on February 19, 2004, eOn will pay Employee a bonus of ten thousand dollars ($10,000.00) on that date.

2.	Severance. If eOn terminates Employee for whatever reason (other than discharge for gross negligence, death or total and permanent disability) within one (1) year after the effective date of this Agreement:

(a) If such termination occurs prior to February 19, 2004, eOn shall pay Employee ten thousand dollars ($10,000.00) as the Bonus in paragraph 1.

(b) If such termination occurs prior to May 19, 2004, Employee shall be entitled to receive a lump-sum payment in cash in the amount equal to 26 weeks salary.

(c) If such termination occurs prior to November 19, 2004 but after May 19, 2004, Employee shall be entitled to receive a lump-sum payment in cash in the amount equal to his daily salary times the number of days prior to November 19, 2004 that the termination was effective.

(d) Any payments due Employee under this paragraph 2 will be paid to Employee within five business days of the effective date of such termination.

(e) Employee’s benefits hereunder shall be considered severance pay in consideration of his past service, and pay in consideration of his continued service from the date hereof and his entitlement thereto shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

(f) Employee will continue to be covered under eOn’s health insurance plan for the severance period (26 weeks under (b) or until November 19, 2004 under (c)) as if still an employee, or until Employee is covered by the health plan of another employer, whichever occurs first.

3.	Employee Resignation. If Employee resigns, retires, become permanently and totally disabled, voluntarily takes another position requiring a substantial portion of his time, or dies (“resigns”) prior to February 19, 2004, no payments are due Employee under paragraphs 1 and 2 above. If Employee resigns after February 19, 2004, no payments are due under paragraph 2 above.

4.	The specific arrangements referred to above are not intended to exclude Employee’s participation in other benefits available to employees generally or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.

5.

This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, and heirs. If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s estate.

6.	Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding, filing, making of reports and the like, and Company shall use its best efforts to satisfy promptly all such requirements.

7.	This Agreement shall not be construed to create a contract of employment or to guarantee that Employee will be employed by eOn for any definite period of time. The parties acknowledge that Employee is an employee at will, and nothing contained in this Agreement shall be construed to alter the nature of that employment status.

8.	Employee may not assign his rights or delegate Employee’s duties or obligations under this Agreement. eOn may assign its rights and delegate its obligations to any eOn successor in interest.

9.	If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

10.	This Agreement represents the entire agreement among the parties respecting the subject matter hereof, superseding and replacing all prior agreements. This Agreement may not be modified or amended except upon the written agreement of all parties to this Agreement.

11.	The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns, as appropriate; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

12.	If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

13.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Georgia without regard to the conflict of laws provisions thereof. Each of the parties to this Agreement hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Georgia and of the United States of America, for any action, proceeding or investigation in any court or before any governmental authority (“litigation”) arising out of or relating to this agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts).

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

EONCOMMUNICATIONS CORPORATION

By:	/s/ DAVID S. LEE

Chairman, President, CEO

EMPLOYEE:

/s/ MITCH GILSTRAP
Mitch Gilstrap